OFFER AND EMPLOYMENT AGREEMENT

This Offer and Employment Agreement ("Agreement") is made this 4th day of February 2021, by and between **Amergent Hospitality Group, Inc.** (hereinafter called "Amergent") and **Stephen Hoelscher** (hereinafter called "Hoelscher").

RECITALS:

WHEREAS, Amergent desires to employ Hoelscher as Chief Financial Officer and Hoelscher desires to accept Amergent's offer of employment; and

WHEREAS, Hoelscher and Amergent desire for Hoelscher's employment to be terminable at-will; and

WHEREAS Amergent understands and acknowledges that Hoelscher has served and will continue during his employment with Amergent to serve as an employee, officer, member, and/or manager of other companies, including without limitation Mastodon Ventures, Inc., and Oz Rey, LLC, which is a lender and creditor and warrant holder of Amergent; and

WHEREAS Amergent and Hoelscher to commemorate the terms under which Hoelscher will accept at-will employment with Amergent.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1. **Employment.** Amergent has employed Hoelscher as its Chief Financial Officer effective January 19, 2021.

2. **At-Will Employment.** This Agreement does not constitute a contract of employment for any specific period of time Hoelscher's employment with Amergent is terminable at-will, meaning that either Hoelscher or Amergent may terminate Hoelscher's employment at any time with or without cause and with or without advance notice.

3. **Compensation and Benefits.** Amergent agrees to pay Hoelscher at a salary rate of $120,000.00 (one hundred twenty thousand and xx/100 dollars) per year. In addition, Amergent agrees to offer Hoelscher participation in any stock option, restricted stock or other equity or incentive compensation programs on terms reasonable comparable to other similarly-situation executive officers of Amergent, either in existence currently or that may hereafter be instituted. In addition, Hoelscher shall be provided with the opportunity to elect such health, dental, insurance and other benefits as are made available to executive officers.

4. **Bonus.** For each calendar year during which Hoelscher is employed by Amergent, including partial calendar year 2021, Amergent agrees to provide Hoelscher with an

opportunity to earn a bonus of $30,000.00 (thirty thousand and xx/100 dollars) based on metrics reasonably established by Amergent's Board of Directors.

5. **Other Employment and Activites.** Amergent acknowledges that Hoelscher currently serves in a variety of capacities for companies other than Amergent. Amergent and Hoelscher represent and acknowledge that Hoelscher intends to continue to serve in those capacities and similar capacities during Hoelscher's employment with Amergent. For example, and not by way of limitation, the parties acknowledge and agree that Hoelscher currently serves and intends to continue serving for entities whose majority principal is Robert Hersch (a related party) including as (a) A Manager and also the Chief Financial Officer of Oz Rey, LLC, which is a creditor of Amergent and holds common stock and warrants in Amergent; (b) as Chief Financial Officer in Mastodon Ventures, Inc.; and (c) as Manager and Chief Financial Officer of MV Amanth LLC and its subsidiaries. Amergent acknowledges and agrees that Hoelscher will continue to engage in these positions with related parties. Hoelscher may engage in other similar positions and pursuits from time to time during his employment; provided however, Hoelscher will notify the Company in advance of accepting new positions or embarking on new pursuits.

6. **Only Agreement / No Modification.** Other than the Amergent Hospitality Group, Inc. Indemnification Agreement and the Non-Solicitation and Confidentiality Agreement by and between the parties, which remain in full force and effect, this Agreement is the only agreement between the parties. No provision of this Agreement may be amended or waived unless such amendment or waiver is in writing and signed by the parties. No amendment or waiver of any provision of this Agreement may be implied from any course of dealing between the parties or from the failure of either party to assert its rights under this Agreement on any occasion or series of occasions

7. **Texas Law. Texas Forum. Travis County, Texas Venue.** This Agreement shall be deemed to have been made under, and shall be governed by and construed and enforced in accordance with, the laws of the State of Texas. The parties agree that any dispute arising out of or relating in any way to this Agreement or to Hoelscher's employment with Amergent shall be filed and maintained only in a court of competent jurisdiction in the State of Texas, and both parties hereby consent to the jurisdiction of the courts in the State of Texas for any such dispute. This Agreement is performable in Travis County, Texas, and the parties agree that any dispute arising out of or relating in any way to this Agreement or to Hoelscher's employment with Amergent will be brought only in a court in Travis County, Texas.

8. **Executive Representations.** By accepting this Agreement, Hoelscher acknowledges and represents and warrants that he is not a party to or bound by any agreement with a third party that would or could reasonably be interpreted to prohibit or restrict him from being employed by Amergent or from performing any of his duties in the contemplated position. Hoelscher also agrees to provide Amergent with copies of all agreements relating to employment with a third party under which you he has an ongoing obligation of confidentiality, non-competition, non-solicitation, or similar restrictive covenants of whatever kind.

AGREED:

Stephen Hoelscher

Date 2/4/2021

Amergent Hospitality Group Inc.

Date February 4, 2021

By: Michael D. Pruitt

Name: Michael D. Pruitt

Its: Chief Executive Officer